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		      Standard Commercial Corporation
		    RESTATED ARTICLES OF INCORPORATION

	1.      The name of the Corporation is Standard Commercial
Corporation.

	2. The purposes for which the Corporation is organized are:

		(a) To engage in all aspects of businesses relating to tobacco and wool.

		(b) To engage in any lawful act or activity for which corporations may be organized under Chapter 55 of the General Statutes of North Carolina.

		(c) The business and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from, the terms of any other clause in these Articles of Incorporation, but the business and purposes specified in each of the foregoing clauses of this Article shall be regarded as independent business and purposes.

	3. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 101,000,000 shares, of which 1,000,000 shares of the par value of $1.65 per share are to be Preferred Stock (hereinafter called Preferred Stock) and 100,000,000 shares of the par value of $.20 per share are to be Common Stock (hereinafter called Common Stock).

		(a) The Preferred Stock may be issued in such one or more series as shall from time to time be created and authorized to be issued by the Board of Directors as hereinafter provided.*

	The Board of Directors is hereby expressly authorized, by resolution or resolutions from time to time adopted providing for the issuance of Preferred Stock, to fix and state, to the extent not fixed by the provisions hereinafter set forth, the designations, powers, preferences and relative, participating, optional and other special rights of the shares of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, including (but without limiting the generality of the foregoing) any of the following with respect to which the Board of Directors shall determine to make affirmative provisions:

		(i)     the distinctive name and serial designation.

		(ii) the annual dividend rate or rates and the dividend payment dates.

		(iii) whether dividends are to be cumulative or noncumulative and the participating or other special rights, if any, with respect to the payment of dividends.

		(iv)    whether any series shall be subject to
redemption and, if so, the manner of redemption and the redemption price or prices.

		(v) the amount or amounts of preferential or other payment to which any series is entitled over any other series or over the Common Stock on voluntary or involuntary liquidation, dissolution or winding up.

		(vi) any sinking fund or other retirement provisions and the extent to which the charges therefor are to have priority over the payment of dividends on or the making of sinking fund or other like retirement provisions for shares of any other series or over dividends on the Common Stock.

		(vii) any conversion, exchange, purchase or other privileges to acquire shares of any other series or of the Common
Stock.

		(viii)  the number of shares of such series.

		(ix)    the voting rights, if any, of such series.

*By an amendment to paragraph 3 filed July 1, 1992, the designations, powers, preferences and rights of a class of 92,005 shares of Series A Preferred Stock were fixed.
This document was filed as Exhibit 4(a)(ii) to the Company's
Registration on Form S-8, #33-59760.

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	Each share of each series of Preferred Stock shall have the
same relative rights and be identical in all respects with all the other shares of the same series.

	Before the Corporation shall issue any shares of Preferred Stock of any series authorized as hereinbefore provided, a certificate setting forth a copy of the resolution or resolutions with respect to such series adopted by the Board of Directors of the Corporation pursuant to the foregoing authority vested in said Board shall be made, filed and recorded in accordance with the then applicable requirements, if any, of the laws of the State of North Carolina, or, if no certificate is then so required, such certificate shall be signed and acknowledged on behalf of the Corporation by its President or a Vice President and its corporate seal shall be affixed thereto and attested by its Secretary or an Assistant Secretary and such certificate shall be filed and kept on file at the principal office of the Corporation in the State of North Carolina and in such other place or places as the Board of Directors shall designate.

	Shares of any series of Preferred Stock which shall be issued and thereafter acquired by the Corporation through purchase, redemption, conversion or otherwise, may by resolution or resolutions of the Board of Directors be returned to the status of authorized but unissued Preferred Stock of the same series. Unless otherwise provided in the resolution or resolutions of the Board of Directors providing for the issue thereof, the number of authorized shares of stock of any such series may be increased or decreased (but not below the number of shares thereof then outstanding) by resolution or resolutions of the Board of Directors and the filing of a certificate complying with the foregoing requirements. In case the number of shares of any such series of Preferred Stock shall be decreased, the shares representing such decrease shall, unless otherwise provided in the resolution or resolutions of the Board of Directors providing for the issuance thereof, resume the status of authorized but unissued Preferred Stock, undesignated as to series.

		(b) Dividends on any stock of the Corporation shall be payable only out of earnings or assets of the Corporation legally available for the payment of such dividends and only as and when declared by the Board of Directors.

		(c) The holders of each series of the Preferred Stock shall have only such voting rights, as may be fixed by the resolution or resolutions of the Board of Directors providing for the issue of such series, and such voting rights, if any, may be superior, equal or subordinate to the voting rights of the holders of any other series of the Preferred Stock, or of the Common
Stock, as such resolution or resolutions shall provide, but in no event shall the Preferred Stock be entitled to more than one vote in respect of each share of stock.

		(d) Commencing with the annual meeting of shareholders in 1987, the number of Directors shall be not less than nine nor more than fifteen, the exact number to be fixed from time to time by resolution of the Board of Directors. The Directors shall be divided into three Classes: Class I, Class II and Class III. All classes shall be as nearly equal in number as possible, and no class shall include less than three Directors. The initial Class I Directors shall serve until the annual meeting of shareholders in 1988; the initial Class II Directors shall serve until the annual meeting of shareholders in 1989; and the initial Class III Directors shall serve until the annual meeting of shareholders in 1990, or in the case of each of Class I, Class II and Class III, until their respective successors are duly elected and have qualified. At each annual meeting after such initial classification, Directors to replace those whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting or until their respective successors in each case are duly elected and have qualified. If the number of Directors is changed, any newly created directorships or any decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as possible. When the number of Directors is increased by the Board of Directors and any newly created directorships are filled by the Board, there shall be no classification of the additional Directors until the next annual meeting of shareholders.

	4. The present stated capital of the Corporation is $1,498,856.40.

	5. No holder of capital stock of the Corporation shall be entitled, as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of capital stock of any class whatsoever, whether now or hereafter authorized, and whether issued for cash or other consideration, or by way of dividend.

	6. The private property of the shareholders shall not be subject to the payment of corporate debts to any extent whatever.

	7. In furtherance, and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

	To make, alter, amend and rescind the Bylaws of the Corporation, to fix the amount to be reserved as working capital, to fix the time for the declaration and payment of dividends, to authorize and cause to be executed mortgages and

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liens upon the real and personal property of the Corporation, provided always, that a majority of the whole Board concur therein. Bylaws made by Directors under power so conferred may be altered or repealed by the shareholders.

	Pursuant to the affirmative vote of the holders of two-thirds of the stock issued and outstanding, at a shareholders' meeting duly called for that purpose, to sell, assign, transfer or otherwise dispose of the property of the Corporation as an entirety, provided always, that a majority of the whole Board concur therein.

	By a resolution passed by a majority vote of the whole Board, under suitable provisions of the Bylaws to designate two or more of their number to constitute an executive committee, which committee shall, for the time being, as provided in said resolution, or in the Bylaws, have and exercise any or all the powers of the Board of Directors which may be lawfully delegated in the management of the business and affairs of the Corporation, and shall have power to authorize the seal of the Corporation to be affixed to all papers which may require it.

	From time to time to determine whether and to what extent, and at what times and places and under what conditions and regulations, the accounts and books of this Corporation, or any of them, shall be open to the inspection of the shareholders; and no shareholder shall have any right of inspecting any account or book or document of this Corporation except as conferred by statute or authorized by the Directors, or by a resolution of the shareholders.

	Both shareholders and Directors shall have power, if the Bylaws so provide, to hold their meetings either within or without the State of North Carolina, to have one or more offices in addition to the principal office in North Carolina, and to keep the books of this Corporation (subject to the provisions of the statutes) outside of the State of North Carolina at such places as may be from time to time designated by them.

	This Corporation may in its Bylaws confer powers additional to the foregoing upon the Directors, in addition to the powers and authorities expressly conferred upon them by the statutes.

	This Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on shareholders herein are granted subject to this reservation.

	8. The address of the present registered office of the Corporation is c/o C T Corporation System, 3101 Petty Road, City and County of Durham, North Carolina 27707, and the name of the present registered agent at such address is C T Corporation
System.

	9. The present Board of Directors of the Corporation consists of eleven members and the name (address omitted) of each person who is to serve as Director until his successor be elected and qualified is as follows:

Class I Directors     Class II Directors    Class III Directors
Term Expiring in 1991 Term Expiring in 1989 Term Expiring in 1990

R. Anthony Garrett    Graham D. Evans       Donald C. Dow
Henry R. Grunzke      J. Alec G. Murray     Marvin W. Coghill
Ery W. Kehaya         Sir James Wilson      Peter K. Grunebaum
A. Winniett Peters    William A. Ziegler

	10. No Director of the Corporation shall have personal liability arising out of an action whether by or in the right of the Corporation or otherwise for monetary damages for breach of his duty as a Director, provided that nothing contained in this
Article 10 shall be effective with respect to (i) acts or omissions not made in good faith that the Director at the time of such breach knew or believed were in conflict with the best interests of the Corporation, (ii) any liability under Section 55-32 of the General Statutes of North Carolina, (iii) any transaction from which the Director derived an improper personal benefit, or (iv) acts or omissions occurring prior to the date this Article becomes effective. If the laws of North Carolina are hereafter amended to authorize corporate action further eliminating or limiting the personal liability of a Director, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by law.

	11. The original charter of the Corporation was filed by the Department of State on the 3rd day of August 1982.

	This restated charter purports merely to restate but not to change the provisions of the original Articles of Incorporation, as supplemented and amended, and there is no discrepancy other than as expressly permitted by law between the said provisions and the provisions of the restated charter.